Exhibit 10.16

AMENDMENT OF LEASE

AMENDMENT OF LEASE, made as of this 17th day of March, 2008, by and between SOVA MERRITT LLC, having an office at 2209 Avenue M, Brooklyn, New York 11210 ("Landlord"), and THE WINTHROP CORPORATION, having an office at 440 Wheelers Farms Road, Milford, Connecticut 06460 ("Tenant").

WHEREAS, 440 Wheelers Farm Road, L.L.C., Landlord's predecessor-in-interest, and Tenant previously entered into a certain Agreement of Lease dated as of July 16, 1999 and a letter agreement dated as of the same date, both as amended by that letter agreement dated as of January 7, 2000, and as further amended by that Premises Relocation and Lease Amendment Agreement dated as of October 8, 2003 and the Lease Amendment Agreement dated March, 2005 (all of the aforesaid documents shall be referred to, collectively, as the "Lease") pursuant to which Landlord leased to Tenant a portion of the premises located at and known as 440 Wheelers Farms Road, Milford, Connecticut (the "Demised Premises"), which Demised Premises are particularly described in the Premises Relocation and Lease Amendment Agreement;

WHEREAS, Landlord and Tenant desire by this Amendment of Lease (hereinafter referred to as the "Amendment") to amend and modify certain provisions of the Lease to modify certain monetary and other provisions of the Lease;

NOW THEREFORE, in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.	The effective date of this Amendment shall be as of the date hereof.

2.	The phrase "Expiration Date" is hereby amended so that same shall mean "November 30, 2013".

3.	The Fixed Rent for the period between December 1, 2008 through November 30, 2013 shall be as follows:

Lease Year	Premises RSF	Annual Rate/RSF	Annual Fixed Rent	Monthly Fixed Rent
12/1/08-11/30/09	17,811	$12.00	$213,732.00	$17,811.00
12/1/09-11/30/10	17,811	$12.00	$213,732.00	$17,811.00
12/1/10-11/30/11	17,811	$12.00	$213,732.00	$17,811.00
12/1/11-11/30/12	17,811	$13.00	$231,543.00	$19,295.25
12/1/12-11/30/13	17,811	$13.00	$231,543.00	$19,295.25

4.
Upon the effective date hereof, Tenant may perform improvements to the Premises. As an inducement to Tenant to perform such improvements, Landlord shall pay Tenant One Hundred Six Thousand Eight Hundred Sixty Six and No/00 ($106,866.00) Dollars (the "Credit Amount") by December 1, 2008.

5.
To the extent Tenant performs improvements to the Premises, Landlord shall, upon Tenant's completion thereof, but not before Tenant's submission to Landlord of sufficient proof of the actual construction or completion, as the case may be, of the improvements claimed by Tenant, the lien-free completion thereof and the obtaining of all necessary, required, and/or appropriate certificates, consents, or other approvals required to be issued by any governmental and/or quasi-governmental entity, reimburse Tenant for the amount of the sums actually expended for such improvements. For the avoidance of doubt, repairing the HVAC system, removing existing demising walls, erecting new demising walls, painting the walls, cleaning, repairing or replacing the carpet or other floor coverings within the Demised Premises and the purchase and external installation of a generator serving the Demised Premises shall be eligible for reimbursement from Landlord pursuant to this Section. However, in no event shall such reimbursement exceed Eighty Nine Thousand Fifty Five and No/00 ($89,055.00) Dollars (the "Improvement Reimbursement Amount"). To the extent Tenant elects not to undertake such capital improvements, Tenant shall not be entitled to any payment from Landlord or any reduction in Base Rent on account of the unused Improvement Reimbursement Amount. Notwithstanding the foregoing, in the event that the total costs of such improvements actually paid by Tenant is less than the Improvement Reimbursement Amount, and upon written notice by Tenant to Landlord that it shall not undertake any further capital improvements, Tenant may instruct Landlord to apply any unused portion of the Improvement Reimbursement Amount towards a reduction in Base Rent which shall be pro rated equally over the remaining term of the Lease, however in no event shall such application to a reduction in Base Rent exceed Thirty Thousand and No/00 ($30,000) Dollars. Nothing contained herein shall relieve Tenant of its obligations to fully comply with all of the provisions of the Lease, including but not limited to, Articles 4, 5 and 6 thereof.

6.
Tenant covenants, warrants and represents that no broker was instrumental in consummating this Amendment and no conversations or negotiations were had with any broker authorized by Tenant to represent it concerning this Amendment. Tenant agrees to indemnify, defend, and hold and save Landlord harmless against any and all liability from any claims of any broker or finder who claims to have dealt with Tenant (including, without limitation, attorneys' fees and costs incurred in connection with the defense of any such claims). Based upon such covenant, warranty and representation, Landlord has agreed to enter into this Amendment with Tenant.

7.	Except as modified and amended hereby, the Lease shall remain in full force and effect and the terms and provisions thereof are hereby ratified and confirmed.

8.	This Amendment shall not be binding upon Landlord unless and until same be approved by the holder of the mortgage encumbering 440 Wheelers Farms Road, Milford, Connecticut.

9.	This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, administrators, successors and assigns.

10.	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

Name: Peter M. Donovan
Title: Chairman & CEO

STATE OF NEW YORK	)
) ss.:
COUNTY OF KINGS	)

On the 20th day of March, 2008, before me, the undersigned, personally appeared Poznanski, Abraham personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that she executed the same in her capacity(ies), and that by her signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Maroussia D. Dimitrov Notary Public, State of New York No. 01D16031950 Qualified in Kings County Commission Expires 10/12/2009

STATE OF CONNECTICUT	) ss.:
COUNTY OF NEW HAVEN

Personally appeared Peter M Donovan Px signer and sealer of the foregoing instrument, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he/she executed the same for the purposes therein contained in the capacity therein stated, before me, on this (9 -day of March, 2008.

HELEN B. IWASCZYSZYN NOTARY PUBLIC My Commission Expires Aug. 31, 2010	Name: Notary Public/Commissioner of the Superior Court